Exhibit 10.15(a)

                               AGREEMENT

This Agreement is entered into between Robert G. Moussa and Mallinckrodt Inc., subject to and upon approval of the Board of Directors of Mallinckrodt Inc., or as delegated to an authorized Committee thereof ("MI" or "Mallinckrodt") pursuant to Moussa's voluntary tender of his irrevocable resignation of the position and office of President, International effective June 30, l997.

It is the desire of the parties, among other things, to state the terms and conditions of the severance of their relationship as executive employee and employer undertaken on June 30, 1997 and to provide for, inter alia, a consulting agreement between Mallinckrodt and Moussa in exchange for which he makes certain pledges specified below.

NOW THEREFORE, in consideration of the promises and the mutual covenants and representations made herein, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. I, Robert G. Moussa, voluntarily agree to resign from employment from MI effective June 30, 1997. Except as otherwise provided in this Agreement, I shall not be entitled to any wages, benefits or other forms of remuneration or compensation from Mallinckrodt after June 30,1997. I acknowledge that I have received all compensation and employee benefits to which I was entitled during my employment. An announcement of my resignation and the timing of such announcement shall be agreed upon in writing and made at a date no later than the date of my resignation, June 30, 1997.

2. I agree that in exchange for promises which I make in this Agreement, MI will provide me with the following additional compensation and benefits beyond those amounts to which I am otherwise entitled provided that I agree to give the Release and make the promises described below:

     (a) A Consulting Agreement entered into with MI and attached hereto for a period of twenty (20) months commencing July 1, 1997 providing compensation and benefits as specifically provided under the terms and conditions of that Consulting Agreement.

     (b)  Qualified Retirement And SERP Plan Benefits.  MI agrees to
          -------------------------------------------
          pay and arrange for the payment from the Retirement Plans described below, to me the sum of One Million Four
          Hundred Thousand Dollars ($ 1,400,000.00) which shall be comprised of (i) the lump sum present value of my accrued benefit determined as of June 30, 1997 and payable to me or on my behalf as of that date from the tax qualified Mallinckrodt Inc. Retirement Plan, (ii) the lump sum present value of my accrued benefit determined as of June 30, 1997 pursuant to the actuarial assumptions applicable under those plans and in accordance with their terms in which I participated as an employee of Mallinckrodt, Gmbh and all other MI non-domestic subsidiaries regardless of whether such benefits are payable as a lump sum and with such lump sum present value calculation to be verified by an independent pension benefit consultant selected by me. If the difference in such calculation is greater than Five Thousand Dollars ($5,000.00), then a third calculation shall be undertaken at Mallinckrodt Inc.'s expense by an independent pension benefit consultant mutually acceptable to Mallinckrodt and me and such calculation shall govern and (iii) although I am ineligible for a benefit under the Company's
          Supplemental Executive Retirement Plan ("SERP"), an amount with respect to the SERP which amount, when combined with the amounts determined under (i) and (ii) above, shall equal One Million Four Hundred Thousand Dollars ($1,400,000.00). This payment shall be made as soon as possible after June 30, 1997 but no later than three (3) months after the date of my executive employment resignation. I agree that I shall not be entitled to accrue any further benefits under the SERP, the Mallinckrodt Inc. Retirement Plan, the Supplemental Benefit Plan for Participants in the Mallinckrodt Inc. Retirement Plan or any other retirement plan maintained by MI during the period of my Consulting Agreement. However, MI agrees that I will be entitled to receive an allocation of Supermatch contribution (whenever made) under the Investment Plan for Employees for Mallinckrodt Inc. for the Year ending
          June 30, 1997 in accordance with Plan terms, if any such contribution is made to the Plan.

     (c)  Outplacement.   Executive outplacement services during the
          ------------
          twenty (20) month consultancy period, including, but not limited to, secretarial services and voice and phone mail and E-mail services.

     (d)  Management Incentive Compensation Plan.  An amount equal to
          --------------------------------------
          100% of the Fiscal Year 1997 Management Incentive Compensation Plan using the same formula as applicable to other participants in the Plan but paid before the end of the Fiscal Year 1997, and to the extent possible on the date awarded or as soon as practicable based upon projected Mallinckrodt performance with subsequent reimbursement by Moussa of the excess of any payment made based upon projected performance over the value actually due based upon actual Mallinckrodt Fiscal Year performance.

     (e)  Long Term Incentive Plan.  All Long Term Incentive Plan
          ------------------------
          payments shall be made using the same formula as applicable to other participants in the Plan and in the same manner. All Long Term Incentive Plan payments shall be made as soon as practicable after calculation of the formula at the end of the Fiscal Year as set forth in the Plan.

     (f)  Stock Options.  Subject to approval by the Board of
          -------------
          Directors, MI shall hereby provide additional periods during which I may exercise certain stock options or additional payments with respect to stock options as described below:
          (i) At the time of my termination of employment, I will be vested in and eligible to exercise the following options for purchase of shares of the Company's common stock:

     GRANT      NUMBER OF        OPTION           ORIGINAL
     DATE        SHARES           PRICE       EXPIRATION DATE
     -----      ---------       -------       ---------------
    02/20/90     5,625           19.18           02/20/2000
    02/20/90     5,625           19.18           02/20/2000
    12/04/90     5,625           22.26           12/04/2000
    12/04/90     5,625           22.26           12/04/2000
    12/03/91     2,650           36.80           12/03/2001
    12/03/91     2,650           36.80           12/03/2001
    12/01/92     2,550           38.03           12/01/2002
    12/01/92     2,550           38.03           12/01/2002
    12/15/92     3,450           37.68           12/15/2002
    12/15/92     3,450           37.68           12/15/2002
    11/30/93     6,750           35.01           11/30/2003
    11/30/93     6,750           35.01           11/30/2003
    12/13/94     8,250           29.97           12/13/2004
    12/13/94     8,250           29.97           12/13/2004
    12/12/95     8,250           34.79           12/12/2005

               In exchange and as additional consideration for my execution of this Agreement, MI hereby provides Moussa with an additional period of time during which each of these options may be exercised. Subject to the aforementioned approval, the terms of the above described options are hereby further amended to provide that they may be exercised on any date through earlier of (I) their stated original expiration date (determined without reference to my termination of employment) or (II)February 28, 1999. All such options, if not exercised on or before such date shall expire on February 28, 1999.

          (ii) At the time of my termination of employment, I was not vested in and was not eligible to exercise, but would have become vested in and would have become eligible to exercise the following options for purchase of shares of the Company's common stock had I remained employed by the Company through February 28, 1999:

                  NUMBER                                 ORIGINAL
   GRANT            OF          VESTING    OPTION       EXPIRATION
   DATE           OPTIONS         DATE     PRICE           DATE
   -----          -------       -------    ------       ----------
 12/12/95          8,250       12/12/97    34.79        12/12/2005
 08/20/96          6,200       08/20/97    38.43        08/20/2006
 08/20/96          6,200       08/20/89    38.42        08/20/2006

               In exchange and as additional consideration for Moussa's execution of this Agreement and subject to the foregoing approval, MI will provide to me an additional payment with respect to each of these options equal to the excess, if any, of (i) the price at which the Company's common stock closes on the New York Stock Exchange on any date that I may designate in writing to the Company with respect to participation (which designated date must be communicated in writing to MI's General Counsel within two (2) business days of such date), during the period commencing with the date on which each of the aforementioned options would have become vested (i. e. the Vesting Date) as described above) and ending on February 28, 1999 over (ii) the exercise price of these non-vested options. If the closing price of the Company's common stock as described in the preceding sentence does not exceed the exercise price of any of the non-vested options during the period described, then no payment shall be made under this subparagraph with respect to such options. Also, if the Executive does not designate a price determination date in writing to the Company, which designation is received within the two (2) day time period described above, then no payment under this subparagraph (c) shall be made. Amounts due and payable under this subparagraph, if any, less applicable federal and state withholding taxes shall be payable as described in paragraph 2 below.

Payment of the aforementioned amounts shall be made as described following Moussa's execution of this Agreement and expiration of the revocation period described in paragraph 7 without Moussa having revoked this Agreement. All such amounts shall be subject to the remainder of this Agreement.

     (g)  Relocation.  Mallinckrodt agrees to pay Moussa One Hundred
          ----------
          Thousand Dollars ($100,000.00), to cover the cost of relocation to Europe, if he determines during the twenty
          (20) month consultancy period to relocate to Europe, unless such relocation to Europe is based upon new employment requiring such relocation and the relocation cost is paid by Moussa's new employer.

I agree that all income and other tax withholding determined by MI to be applicable shall be deducted from all benefits and compensations payable hereunder.

3. In exchange for all the benefits described above, I promise on behalf of myself, my heirs, my assigns and all others to discharge and release MI and each of its subsidiaries, parent and affiliated corporations, business entities and employee benefit plans and all of their past and present directors, officers, employees, agents and fiduciaries and their successors and assigns ("Released Parties") from any and all claims, causes of action or suits which I have or might have or might have had of whatever nature from the beginning of time, whether they are known or unknown, that arose, could arise or could be asserted relating to or arising out of my employment relationship with MI or the termination of that relationship up through and including the date of this Agreement or which may relate to any other facts, actions or circumstances which may have occurred or existed prior to the date of this Agreement. This Separation and Release and discharge of claims includes but is not limited to all claims of whatever type arising under common law, whether in contract or in tort, and all claims arising under federal, state or local law and regulation including, but not limited to, all claims for personal recovery under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974 and all claims for benefits arising under any employee benefit plan as described in that Act (except for claims under benefit plans for the benefits described in paragraph 2), the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, and the Family and Medical Leave Act of 1993, the Occupational
     Safety and Health Act, the Civil Rights Act of 1866, the Fair Labor Standards Act of 1938, as amended, the Rehabilitation Act of 1973, as amended, as well as, but not limited to, any claim, right or cause of action under the laws of the State of Missouri, inclusive of the Missouri Human Rights Act, Section 213.010, et seq., R.S.Mo. and the Missouri Service Letter Statute, Section 290.140, R.S.Mo.; any and all claims for intentional or negligent infliction of emotional distress, wrongful or retaliatory discharge, public policy violations, whistleblower, interference with contract, pain and suffering, compensatory or punitive damages, service letters, costs, interest, attorneys' fees and expenses, reinstatement or reemployment (collectively referred to as "Claims"). I further waive any right to future employment with MI, its subsidiaries, parent and affiliated corporations. In further consideration for the benefits described above, I hereby covenant and agree not to bring or assert any claim for further recovery, cause of action, administrative charge, lawsuit or other proceeding for further recovery against any Released Party related to or arising out of any Claim. If any court rules that such waiver of rights to file, or have filed on my behalf, any administrative or judicial charges or complaints for further recovery is ineffective, Moussa agrees not to seek or accept any money damages upon the filing of any such administrative or judicial charges or complaints. In the event any person brings any claim or action for further recovery which is contrary to or violates the above Release and Waiver, then the party defendant to that action shall be entitled to reimbursement for costs and attorneys' fees incurred in defense of that claim or action.

4. Moussa agrees that the existence of this Agreement, as well as the terms and conditions of this Agreement, are confidential and shall not be made public by him or disclosed by him to any other person, other than his immediate family, attorney and tax advisor, or as may be necessary by court order, without the express written consent of Mallinckrodt. Moussa further agrees that if he breaks this promise as determined by a Court of law to keep the existence and terms of this Agreement confidential, he will become immediately liable to Mallinckrodt for the amount of pay and benefits actually paid and received by Moussa pursuant to Paragraph 2, and any costs, including attorneys' fees, incurred by Mallinckrodt in collecting that amount from him.

5. Moussa acknowledges his obligations to MI of nondisclosure and confidentiality pursuant to and as provided in the Consulting Agreement entered effective July 1, 1997 and executed simultaneously herewith and as otherwise provided by law. Moussa agrees to deliver to Mallinckrodt, and not keep or deliver to anyone else, at any time, any and all records, documents, notes, memoranda, specifications, devices, including but not limited to, Mallinckrodt provided storage devices and other property, including but not limited to any telephones, computers, fax machines, keys, credit cards and in general, any and all material relating to Mallinckrodt's business or Confidential or Proprietary Information furnished to or acquired by him during the period of his employment with Mallinckrodt. To the extent any such information is stored on any computer, computer disk, or any other information storage devices, Moussa agrees to return such information to Mallinckrodt and not to retain such information in any fashion except as provided in the Consulting Agreement and except that Moussa shall be permitted to retain and use his computer, printer and fax machine during the twenty
     (20) month period of the Consulting Agreement and he may elect to purchase that computer equipment at the conclusion of the twenty (20) month consultancy for its fair market value.

6. By execution of this Agreement, Robert G. Moussa expressly waives any and all rights or claims arising under the Age
     Discrimination in Employment Act of 1967 ("ADEA") and:

     a. I acknowledge that my waiver of rights arising under the ADEA is in writing;

     b. I understand that this waiver refers to rights or claims arising under the ADEA;

     c. I understand that by execution of this Agreement, I do not waive any rights or claims under the ADEA that may arise after the date the waiver is executed;

     d. I acknowledge that the waiver of my rights arising under the ADEA is in exchange for the consideration outlined in paragraph 2 above, which is substantially greater than that to which I am otherwise entitled;

     e. I acknowledge that MI is hereby advising me to consult with an attorney of my choosing prior to executing this Agreement;

     f. I acknowledge that I have been advised by MI that I have a period of at least twenty-one (21) days from May 21, 1997, within which to consider this Agreement;

     g. I acknowledge that I have been advised by MI that I am entitled to revoke (if I execute this Agreement) this waiver of rights arising under the ADEA within seven (7) days after executing this Agreement and that the wavier will not and does not become effective or enforceable until the seven (7) day period has expired;

     h. I understand that this waiver has not been requested in
        connection with an exit incentive.   I further acknowledge
        that the compensation and benefits to which I am entitled hereunder are greater than those which would be provided to Mallinckrodt employees who are affected by and whose employment has been or may be terminated as a result of its Strategic Change Initiative. I acknowledge that my termination is not part of an exit incentive or group employee termination program.

     i. I agree that if I exercise my right to revoke the waiver under subparagraph (g), this entire Agreement and its obligations are null and void and of no effect, and I will only be entitled to receive MI's normal executive severance benefit; and

     j. I agree that no sums or benefits described in Paragraph 2, which are in addition to those provided pursuant to standard severance policy shall be paid or provided until the revocation period specified in subparagraph (g) has expired.

7. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to the law or to be contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, governmental regulation or ordinance contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, the provisions of this Agreement affected shall be curtailed and restricted only to the extent necessary to bring them within legal requirements. Should however, Moussa contest the legality of this Agreement or any part thereof and such challenge by Moussa be sustained in whole or in part, then Mallinckrodt, at its sole option, may cancel this Agreement upon written notice to Moussa and any sums paid by it to Moussa under Paragraph 2, shall be repaid by Moussa to Mallinckrodt within thirty (30) days of such written notice.

8. Should it be determined by a Court of law that Moussa has breached any term of this Agreement, all remaining payments payable by Mallinckrodt under this Agreement will cease, and Mallinckrodt shall be excused from performance of any and all other obligations contained in this Agreement. The cessation of future payments shall not preclude Mallinckrodt from requesting all other remedies, either at law or equity, including injunctive relief or otherwise preclude a court of competent jurisdiction from awarding any other remedy, either at law or equity, including, but not limited to, restitution, court costs and attorneys' fees. The parties further agree that the amounts to be paid to Moussa pursuant to this Agreement shall be the measure of damages that may be sought in any action by Mallinckrodt for breach or specific performance of the terms stated.

9. I agree that the terms of this Agreement constitute the entire agreement between me and MI regarding the subject matters covered by it. I agree that in executing this Agreement, I am not relying upon any representation made by any person and that I am only relying upon the terms stated in this Agreement by MI. Any change or addition to this Agreement must be made in writing and signed by me and MI to be effective. However, I agree that all compensations and benefits described in this Agreement shall be paid in accordance with the terms of the Plans under which they are provided, except as otherwise provided herein or in the Consulting Agreement.

10. This Agreement is governed by and construed according to the laws of the State of Missouri.

I HEREBY ACKNOWLEDGE THAT I HAVE READ THIS RELEASE AGREEMENT CONSISTING OF NINE (9) PAGES AND TEN (10) NUMBERED PARAGRAPHS; FULLY UNDERSTANDING AND ACCEPTING ALL OF ITS TERMS OF MY OWN FREE WILL; AND THAT I HAVE HAD AN ADEQUATE OPPORTUNITY TO DISCUSS THIS DOCUMENT WITH AN ATTORNEY AND HAVE DONE SO OR HAVE VOLUNTARILY ELECTED NOT TO DO SO.




Date: May 21, 1997                         ROBERT G. MOUSSA
                                           --------------------
                                           Robert G. Moussa



Date: May 21, 1997                         MALLINCKRODT INC.



                                        By: C. RAY HOLMAN
                                            -------------------
                                            C. Ray Holman
                                            Chairman and Chief
                                            Executive Officer


STATE OF MISSOURI  )
                   ) ss
COUNTY OF ST. LOUIS)


     Comes now Robert G. Moussa, who states to me that he has read and understands the foregoing Separation Agreement and Release and agrees to and accepts its terms and conditions as a free act of his own volition.


Sworn to before me this   21st   day of   May , 1997.
                       ----------      --------



"NOTARY SEAL"
Christine Bimslager, Notary Public
St. Louis County, State of Missouri
My Commission Expires 9/19/97